CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (“Registration Statement”) of our report dated June 8, 2017 relating to the financial statements and financial highlights of Putnam Capital Opportunities Fund, a series of Putnam Investment Funds, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm a nd Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 24, 2017